Exhibit 10.1

LOAN AND SECURITY AGREEMENT

RESORTS INTERNATIONAL HOTEL, INC.

and

COMMERCE BANK, N.A.

Dated as of  November 4,  2002

LOAN AND SECURITY AGREEMENT

          This Loan and Security Agreement (“Agreement”) is dated this 4th day of November, 2002, by and between RESORTS INTERNATIONAL HOTEL,INC. (“Borrower”), a New Jersey corporation and COMMERCE BANK, N.A., a national banking association (“Lender”).

BACKGROUND

          A.             Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

          B.             The parties desire to define the terms and conditions of their relationship in writing.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION  I.  DEFINITIONS AND INTERPRETATION

          1.1.           Terms Defined:  As used in this Agreement, the following terms have the following respective meanings:

                           Account - All of the “accounts” (as that term is defined in the UCC) of Borrower (including, without limitation, all Progressive Jackpot Receivables), whether now existing or hereafter arising.

                           Account Debtor - Any Person obligated on any Account owing to Borrower.

                           Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances and the issuance of Letters of Credit.

                           Advance Request - Section 2.4(b)(ii).

                           Affiliate -  With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Capital Stock, by agreement or otherwise; provided that, for purposes of Section 7.4 of this Agreement only, beneficial ownership of 10% or more of the Capital  Stock of a Person will be deemed to be control.

                           Alcoholic Beverage Laws - All laws, regulations and guidelines issued by the State of New Jersey, the New Jersey Alcoholic Beverage Commission and/or the Casino Control Commission relating to the sale and/or consumption of alcohol on Borrower’s Property.

                           Asset Sale - Any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, any merger, consolidation or sale and leaseback transaction) to any Person other than Borrower or any Non-Parent Surety, in one transaction or a series of related transactions, of:

                           a.           any Capital Stock of any Subsidiary (excluding minimum issuances of directors’ qualifying shares); or

                           b.          the property of Borrower or any Non-Parent Surety  which constitute substantially all of an operation unit or line of business of Borrower or any Non-Parent Surety; or

                           c.           any other property of Borrower or any Non-Parent Surety outside of the ordinary course of business;

provided, that notwithstanding the foregoing, the term “Asset Sale” will not include:

                                          i.          the sale, lease, conveyance, disposition or other transfer of all or substantially all of the property of Borrower and any Non-Parent Surety, as permitted pursuant to Section 7.8 hereof;

                                          ii.         sales of property that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Borrower or any Non-Parent Surety;

                                          iii.        any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $100,000 in the aggregate;

                                          iv.        the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

                                          v.         the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefore and other similar intellectual property;

                                          vi.        the making of any Restricted Payments made pursuant to Section 7.6 of this Agreement;

                                          vii.       an exchange of Warehouse Assets for other warehouse assets, provided that Borrower or any Non-Parent Surety effecting such exchange receives at least substantially equivalent value (including Capital Stock in the person owning such Warehouse Assets) in such exchange for the property disposed of; or

                                          viii.      any sale, conveyance, transfer, lease or other disposition occasioned by an Event of Loss (as defined in the Indenture Agreement).

                           Attributable Debt -In respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease have been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

                           Authorized Officer - Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Quarterly Compliance Certificates as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

                           Bank Affiliate - Any bank that is controlled by Lender.  A bank shall be deemed  controlled by Lender if (a) Lender, directly or indirectly, or acting through one or more other Persons, owns, controls or has power to vote twenty-five percent (25%) or more of any class of voting securities of the bank; or (b) Lender controls in any manner the election of a majority of the directors or trustees of the bank.

                           Base Rate - The “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lender may use a similar published prime or base rate.  The Base Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

                           Business Day - A day other than Saturday or Sunday when Lender is open for business in Cherry Hill, New Jersey.

                           Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

                           Capital Expenditures - For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

                           Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                           Cash Equivalents - shall mean:

                           a.           securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than 12 months from the date of acquisition;

                           b.           U.S. dollar denominated (or foreign currency fully hedged) (a) time deposits, money-market deposits on accounts, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit and bankers’ acceptance of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (ii) any domestic commercial bank whose short-term commercial paper rating from S&P is at least A-I or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 12 months from the date of acquisition, and (b) overnight bank deposits and federal funds transactions with a bank meeting the qualifications specified in clauses (a)(i) or (a)(ii) above;

                           c.           commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within 12 months of the date of acquisition;

                           d.           repurchase agreements with a term of not more than 60 days with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for underlying securities of the types described in subparagraphs (a), (b), or (c) above and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of repurchase obligations;

                           e.           investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof; and

                           f.           interests in money market mutual funds at least 95% of the property of which are of the types described in subparagraphs (a) through (f) hereof, inclusive.

                           Casino Control Commission - The New Jersey Casino Control Commission.

                           Casino Gaming Laws - Any statutes, rules, regulations, ordinances, codes, administrative or judicial orders or decrees or other laws pursuant to which any Governmental Authority possesses regulatory, licensing or permit authority over the operation of gaming-related businesses of Borrower.

                           Change of Control - Such time as: (a) a “Person” or “group” (within the meaning of Sections 13(d) of the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than any of the Permitted Holders, has become, directly or indirectly, the “beneficial owner,” of 35%or more of the voting power of the Capital Stock of Resorts, provided, that the Permitted Holders do not, directly or indirectly, beneficially own a greater percentage of the voting power of the Capital Stock of Resorts; or (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of Resorts (together with any new directors whose election by the Board of Directors of Resorts or whose nomination for election by the stockholders of Resorts was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Resorts, as the case may be, then in office; (c) Resorts  no longer owns 100% of the voting power of the Capital Stock of Borrower; or (d) the adoption of a plan of liquidation or dissolution of Resorts or Borrower.

                           Closing - Section 4.6.

                           Closing Date - Section 4.6.

                           Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement (including, without limitation, disbursements from the Liquidity Disbursement Account, interest payments on CRDA Interest Receivables and Progressive Jackpot Receivables), that now or hereafter secures payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

                           Colony - Colony RIH Holdings, Inc., a Delaware corporation.

                           Consolidated Amortization Expense - For any period, the aggregate consolidated amount of amortization expenses of Resorts, as determined in accordance with GAAP.

                           Consolidated Depreciation Expense - For any period, the aggregate, consolidated amount of depreciation expenses of Resorts, as determined in accordance with GAAP.

                           Consolidated EBITDA - For any period, Resorts’ Consolidated Net Income (or deficit) before extraordinary items plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, plus  (e)  the non-cash value of stock compensation, plus (f) expenses in connection with restricted stock grants, all as determined in accordance with GAAP.

                           Consolidated Interest Expense - For any period (without duplication), the aggregate, consolidated amount of interest expense during such period on all Indebtedness of Resorts outstanding during all or any part of such period, as determined in accordance with GAAP.

                           Consolidated Net Income - For any period, consolidated net income after taxes of Resorts as such would appear on Resorts’ consolidated statement of income, prepared in accordance with GAAP.

                           Consolidated Tax Expense - For any period, the aggregate consolidated amount of income tax expenses on the consolidated net income or losses of Resorts before extraordinary items, as determined in accordance with GAAP.

                           Contested Collateral Lien Conditions - (a) any proceeding instituted contesting such Lien, which shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; (b) at the option and upon request of Lender, Borrower or any Non-Parent Surety, as applicable, shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and Lender’s reasonable estimate of all interest and penalties related thereto; and (c) such Lien is in all respects subject and subordinate in priority to the Lien and security interest created and evidenced hereunder, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced hereunder.

                           CRDA Interest Receivables - Interest payments to be made to Borrower on account of the New Jersey Casino Reinvestment Development Authority bonds purchased by Borrower pursuant to the Casino Gaming Laws.

                           Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

                           Deposit Accounts - All bank accounts maintained by Borrower other than (i) employee  payroll and benefit accounts, (ii) tax withholding or tax collection accounts and (iii) the “Collateral Account,” “Construction Disbursement Account,” “Segregated Account” and “Liquidity Disbursement Account” as such terms are defined in the Indenture Agreement and related Security Agreement and Disbursement Agreement between Resorts and the Indenture Trustee.

                           Designation - Section 7.6.

                           Disqualified Capital Stock - Any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Revolving Credit Maturity Date; provided  however,that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Revolving Credit Maturity Date, shall not constitute Disqualified Capital Stock if (a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect (as to the conditions giving rise to such obligation to purchase or redeem) to the holders of such Capital Stock than the terms applicable to the Notes (issued pursuant to the Indenture Agreement, the “Notes”)  and described under Sections 4.11 and 4.14 of the Indenture Agreement and (b) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered in respect of any Change of Control Offer or Asset Sale Offer, as the case may be.

                           Distribution -

                           a.           Cash dividends or other cash distributions (including Restricted Payments) on any now or hereafter outstanding Capital Stock of Borrower;

                           b.           The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

                           c.           Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower;

provided, however, the dividend or distribution by Borrower of “Remaining Funds” (as such term is defined in the Disbursement Agreement dated as of March 22, 2002 between Resorts and the Indenture Trustee) shall not be deemed a Distribution.

                           Early Termination Date - A date on which the funds from the Liquidity Disbursement Account are no longer invested with Commerce Capital Markets, Inc. (other than by reason of disbursements from the Liquidity Disbursement Account by the Indenture Trustee).

                           Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

                           ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

                           Event of Default - Section 8.1.

                           Evergreen Letters - Standby letters of credit to be issued in support of Borrower’s workman’s compensation obligations only, which shall automatically renew for an additional term equal to the initial term of such letter of credit unless beneficiary and Borrower receive a written notice of non-renewal from Lender not less than sixty (60) days prior to the scheduled expiry date.

                           Expansion Project - The construction and expansion of the Resorts Atlantic City Hotel and Casino in accordance with the Plans (as defined in the Indenture Agreement).

                           Expenses - Section 9.6.

                           Fair Market Value - With respect to any Property, the price (after taking into account any liabilities relating to such property) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided however,that the Fair Market Value of any such property shall be determined in each case by the Board of Directors of Borrower, or the Surety which is the owner of such property, in good faith, which determination shall be conclusive absent manifest error, and as evidenced by a resolution by the Board of Directors set forth in an Officers’ Certificate delivered to Lender.

                           GAAP - Generally accepted accounting principles applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

                           Gaming Authority - The Casino Control Commission, New Jersey Division or Gaming Enforcement or any other Governmental Authority which regulates gaming in a jurisdiction in which Borrower or any Surety conducts gaming activities.

                           Governmental Acts - Section 2.2(f).

                           Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

                           Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

                           Hedging Agreements - Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

                           Indebtedness - Of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money  (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all Capitalized Lease Obligations of such Person, (d) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (e) all obligations of other Persons which such Person has guaranteed, (f) Disqualified Capital Stock, (g) all Obligations of such Person under Hedging Agreements, and (h) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                           Indenture Agreement - That certain indenture among Borrower, Resorts, New Pier and the Indenture Trustee, governing the issuance of the $180,000,000 in 11½% First Mortgage Notes due 2009, as the same may be amended, modified, or supplemented from time to time.

                           Indenture Trustee - Bankers Trust Company and any successor trustee under the Indenture Agreement.

                           Indenture Trustee Acknowledgement - That certain notice sent at Closing from Borrower to the Indenture Trustee irrevocably directing the Indenture Trustee to deposit disbursements under the Liquidity Disbursement Account to a Deposit Account designated by Lender.

                           Interest Coverage Ratio - For any period, the ratio of (a) Consolidated EBITDA  to (b) Consolidated Interest Expense.

                           Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Affiliate of Lender).

                           Inventory - All of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created. For purposes of this Agreement, the term “Inventory” shall include all food, beverages, hotel operating supplies (including linens), china, glassware, flatware, and silverware, tobacco, property sold in retail shops, marketing gifts, fuel, uniforms, slot operating parts, property (other than real property) held for sale or lease in the ordinary course of business and items consumed in the business of Borrower and its Subsidiaries.

                           Investments - With respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Borrower or any of its Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Borrower, Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the last paragraph of Section 7.6 hereof.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                           IRS - Internal Revenue Service.

                           L/C Commitment - The sum of Two Million Five Hundred Thousand Dollars ($2,500,000).

                           L/C Fees - Section 2.7(b).

                           Letters of Credit - (a) Standby letters of credit, (b) commercial letter or letters of credit, and (c) Evergreen Letters in each case issued to or to be issued by Lender for the account of Borrower pursuant to Section 2.2 herein.  Drafts under commercial letters of credit may be payable at sight and/or payable thirty (30) days after sight.

                           Letter of Credit Amount - The sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (b) the aggregate amount of all drawings under Letters of Credit for which Lender has not been reimbursed at such time.

                           Letter of Credit Documents - Any Letters of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefore, or any other documents (all in form and substance satisfactory to Lender), governing or providing for (a) the rights and obligations on the parties concerned or at risk, or (b) any collateral security for such obligations.

                           Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.  For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                           Liquidity Disbursement Account -  The account as maintained by the Indenture Trustee with an initial balance of Ten Million Dollars ($10,000,000) pursuant to the Indenture Agreement.

                           Loans - The unpaid balance of Advances under the Revolving Credit.

                           Loan Documents - Collectively, this Agreement, the Revolving Credit Note, the Surety Agreements, the Letter of Credit Documents, the Perfection Certificate, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

                           Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

                           Maximum Revolving Credit Amount - The sum of Ten Million Dollars ($10,000,000).

                           New Pier - New Pier Operating Company, Inc., a New Jersey corporation.

                           Non-Parent Surety - Each Surety other than Colony.

                           Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender, under this Agreement, whether matured or contingent, due or to become due, and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender in connection with any cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender to Borrower.

                           Option Property - Those parcels of land identified as “Premises” in that certain Option Agreement, dated April 25, 2001, by and between Colony RIH Acquisitions, Inc. and Sun International North America. Inc.

                           Overadvance - Section 2.1(a)(i).

                           PBGC - The Pension Benefit Guaranty Corporation.

                           Perfection Certificate - The Perfection Certificate provided by Borrower to Lender on or prior to the Closing Date in form and substance satisfactory to Lender.

                           Permitted Business - The gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming business (including developing and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

                           Permitted Holders - Colony Investors IV, L.P. and any Affiliates thereof and Thomas J. Barrack, Jr., Nicholas L. Ribis, Colony RIH Voteco, LLC, Colony GP IV, Inc., Colony Capital IV, L.P. and any investment fund, partnership or other Person sponsored by or formed at the direction of Colony Capital LLC, a Delaware limited liability company, or any successor organization (unless such investment fund, partnership or other Person is not managed by a Person that is an Affiliate or Related Person of any of the foregoing). As used herein, the term “Related Person”means (a) any controlling stockholder, 80% (or more) directly or indirectly owned Subsidiary, or immediate family member (in the case of an individual), of any Permitted Holder, or (b) any trust, corporation, partnership or other entity if (x) the beneficiaries, stockholders, partners, members, owners or other Persons beneficially owning (as defined in Rule l3d-3 and Rule l3d-5 under the Exchange Act) in the aggregate 80% or more of the voting stock of such trust, corporation, partnership or entity consist of any one or more Permitted Holders or such other Permitted Holders referred to in clause (a), or (y) a general partner or managing member or Person otherwise controlling or having the power to direct or cause the direction of the management and policies of such trust, corporation, partnership or entity is any one or more of the Permitted Holders or such other Persons referred to in clause (a).

                           Permitted Indebtedness - Without duplication, each of the following:

                           a.           Indebtedness existing on the Closing Date to the extent identified on Schedule 1.1(a);

                           b.           Indebtedness incurred and/or existing pursuant to the terms of the Indenture Agreement and related documents;

                           c.           the incurrence by Borrower or any Non-Parent Surety of furniture, fixture and equipment financing; provided however, that (i) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the furniture, fixture and equipment purchased or leased with the proceeds thereof and (ii) the aggregate principal amount of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, does not exceed $15,000,000 outstanding at any time;

                           d.           the incurrence by Borrower or any Non-Parent Surety of Indebtedness represented by Capitalized Lease Obligations or purchase money Obligations other than in respect of the financing permitted under clause (c) above, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of Property used in the business of Borrower or such Non-Parent Surety, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

                           e.           the incurrence by Borrower or any Non-Parent Surety of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, repurchase or retire or refund, Indebtedness that was permitted by the Indenture Agreement;

                           f.           the incurrence by Borrower or any Non-Parent Surety of intercompany Indebtedness between Borrower and any Non-Parent Surety or between or among any Wholly Owned Subsidiaries; provided however,that (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Borrower or a wholly owned subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Borrower nor a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Borrower or such Subsidiary, as the case may be, not permitted pursuant to this clause (f);

                           g.           the incurrence by Borrower or any Non-Parent Surety of any obligation under any Interest Hedging Instrument;

                           h.           Indebtedness of Borrower or any Non-Parent Surety solely in respect of bankers’ acceptances, letters of credit and performance bonds or similar arrangements, all in the ordinary course of business;

                           i.            the incurrence by Borrower or any Non-Parent Surety of Indebtedness represented by Capitalized Lease Obligations or purchase money Obligations incurred for the purpose of financing all or any part of the purchase price of the Option Property, in an aggregate principal amount not to exceed the lesser of $30,000,000 at any time outstanding or 80% of the Fair Market Value of the Option Property as determined by an independent appraisal firm of national standing;

                           j.           guarantees by Borrower or any of its Subsidiaries of Indebtedness of Borrower or a Non-Parent Surety otherwise permitted to be incurred under this Agreement; provided, that such Person would have been itself permitted to incur the Indebtedness; and

                           k.           the incurrence by Borrower or any Non-Parent Surety of Indebtedness represented by Capitalized Lease Obligations incurred for the purpose of financing all or a portion of the Energy Arrangement (as defined in the Indenture Agreement) in an aggregate principal amount not to exceed $10,000,000.

                           Notwithstanding any other provision of this definition, Indebtedness or Preferred Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of Borrower or Resorts or is merged with or into or consolidated with Borrower or a Subsidiary of Resorts shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of Borrower or Resorts or is merged with or into or consolidated with Resorts, Borrower or a Subsidiary of Borrower, as applicable.

                           For purposes of determining compliance with Section 7.5 of this Agreement, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio provisions of such covenant, Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 7.5 of this Agreement.

                           Permitted Investments -

                           a.           any Investments in Borrower, in any Non-Parent Surety or in a Wholly Owned Subsidiary of Borrower that is a Surety and that is engaged in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof;

                           b.           any Investments in cash and Cash Equivalents;

                           c.           Investments by Borrower or any Subsidiary of Borrower in a Person (such Person, an “Acquired Person”) if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of Borrower that is a Surety and that is engaged in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof or (b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its property to, or is liquidated into, Borrower or a Wholly Owned Subsidiary of Borrower that is a Surety and that is engaged in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date and reasonable extensions or expansions thereof;

                           d.           Permitted Acquired Investments;

                           e.           Investments made as a result of the receipt of non-cash consideration from an

Asset Sale that was made pursuant to and in compliance with Section 7.2 of this Agreement;

                           f.           loans or advances to officers and employees of Borrower or any Surety in an aggregate amount not exceeding $250,000 at any one time outstanding;

                           g.           Investments in the form of intercompany Indebtedness to the extent permitted pursuant to Section 7.5 of this Agreement;

                           h.           Obligations incurred in connection with any Interest Hedging Instrument; provided,that such obligations constitute Indebtedness permitted under Section 7.5 of this Agreement;

                           i.            Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers, in each case arising in the ordinary course of business;

                           j.            Investments consisting of (x) receivables created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (y) endorsements of negotiable instruments for collection in the ordinary course of business endorse negotiable instruments for collection in the ordinary course of business, and (z) lease, utility and other similar deposits in the ordinary course of business;

                           k.           Investments in Persons to the extent such entities are created to hold the Warehouse Assets (or such property exchanged therefor) and Investments in Wholly Owned Subsidiaries or other Persons acquired in connection with the exchange of Warehouse Assets for other warehouse assets and related property but only so long as relating to Warehouse Assets and related property;

                           l.            Investments required to be made in order to comply with the rules and regulations of any Gaming Authority and/or Casino Gaming Laws, including, but not limited to, Investments made by Borrower in connection with its annual investment alternative tax obligation; and

                           m.          Investments made in connection with, or pursuant to, the Indenture Agreement.

                           Permitted Lien -

                           a.           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                           b.           Liens in respect of property of Borrower or any Non-Parent Surety imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s materialmen’s, landlord’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of Borrower or any Non-Parent Surety, taken as a whole, and do not materially impair the use thereof in the operation of the business of Borrower  or

Non-Parent Surety taken as a whole, (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                           c.           Liens existing on the Closing Date to the extent identified on Schedule 1.1(b);

                           d.           easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such real property and (iii) individually or in the aggregate materially interfering with the conduct of the business of Borrower, and Non-Parent Surety or any Subsidiary at such real property;

                           e.           Liens on property arising out of judgments or awards not resulting in a Default or Event of Default and in respect of which Borrower, any Non-Parent Surety or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

                           f.           Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or public utility obligations, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (x) with respect to clauses (i), (ii) and (iii) hereof, such Liens are amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (y) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, and (z) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

                           g.           leases, subleases, franchise agreements, licenses, occupancy or concession agreements with respect to the properties of Borrower, any Non-Parent Surety or any Subsidiary, in each case entered into in the ordinary course of Borrower’s, any Non-Parent Surety’s or any Subsidiary’s business, so long as such leases, subleases, franchise agreements, licenses, occupancy or concession agreements are subordinate in all respects to the Liens granted and evidenced hereunder and do not, individually or in the aggregate: (i) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary and (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

                           h.           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business in accordance with the past practices of Borrower or any Subsidiary;

                           i.           Liens arising pursuant to purchase money obligations or Capitalized Lease Obligations incurred pursuant to clauses (c), (d), (i) and (k) of the definition of “Permitted Indebtedness”; provided, that (x) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (y) any such Liens attach only to the property being financed pursuant to such purchase money obligations or Capitalized Lease Obligations and do not encumber any other property of Borrower or any Non-Parent Surety (it being understood that all Indebtedness to a single lender shall be considered to be a single purchase money obligation, whether drawn at one time or from time to time);

                           j.           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents not constituting Collateral on deposit in one or more accounts maintained by Borrower or any Non-Parent Surety, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or Indirectly) the repayment of any Indebtedness other than the Obligations;

                           k.           Liens securing obligations hereunder, under the Indenture Agreement and the documents executed in connection therewith;

                           l.            licenses of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes, granted by Borrower, any Non-Parent Surety or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

                           m.         Liens arising under applicable Casino Gaming Laws; provided, that no such Lien constitutes a Lien securing repayment of Indebtedness;

                           n.           Liens on property of a Person at the time the Person becomes a Subsidiary; provided, that (x) any Indebtedness that is secured by such Liens permitted pursuant to Section 7.5 of this Agreement, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition of such Person and do not attach to any other property of Borrower, any Non-Parent Surety or any other Subsidiary;

                           o.           Liens on Property not constituting Collateral securing unsubordinated Indebtedness (other than Permitted Indebtedness) permitted to be incurred pursuant to Section 7.5 of this Agreement; and

                           p.           maintenance, operation, servicing and improvement licenses relating to the Energy Arrangement.

                           Permitted Refinancing Indebtedness - Any Indebtedness and Disqualified Capital Stock of Resorts or Borrower or any Indebtedness of any Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of Resorts, Borrower or any Subsidiaries incurred pursuant to Section 7.5 of this Agreement (excluding Permitted Indebtedness other than Permitted Indebtedness set forth in clause (a), (b) or (i) of the definition thereof); provided, that:

                           a.           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or the liquidation preference of the Disqualified Capital Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premium, if any, and reasonable expenses incurred in connection therewith);

                           b.           such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                           c.          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                           d.           such Indebtedness or Disqualified Capital Stock is incurred either by Resorts, Borrower or by the Subsidiary that is the obligor on the Indebtedness or Disqualified Capital Stock being extended, refinanced, renewed, replaced, defeased or refunded; provided,that Preferred Capital Stock may only be refinanced with other Preferred Capital Stock; and

                           e.           Permitted Refinancing Indebtedness incurred and/or existing pursuant to the terms of the Indenture Agreement.

                           Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

                           Preferred Capital Stock - With respect to any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of property upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

                           Progressive Jackpot Receivables - All monies or proceeds due to Borrower from the trust established by the casinos to operate wide area progressive slot system or multi-casino progressive slot system established pursuant to the Casino Gaming Laws.

                           Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                           Quarterly Compliance Certificate - Section 6.10.

                           Reimbursement Obligations - Section 2.2(c).

                           Resorts - Resorts International Hotel and Casino, Inc., a Delaware corporation.

                           Restricted Payments - Section 7.6.

                           Revolving Credit - Section 2.1(a).

                           Revolving Credit Closing Fee - Section 2.7(a).

                           Revolving Credit Maturity Date - The earlier of (i) December 31, 2004 and (ii) an Early Termination Date; or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

                           Revolving Credit Note - Section 2.1(b).

                           Revolving Credit Year - A period beginning on the Closing Date and continuing through the date immediately prior to the anniversary of the Closing Date, and the period beginning on each anniversary of the Closing Date on which the Revolving Credit shall remain existing and continuing through the date immediately prior to the next succeeding anniversary of the Closing Date.

                           Subsidiary - With respect to any Person at any time, (a) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (c) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

                           Surety - Each of Colony, New Pier, Resorts and any other Person who may hereafter guaranty, as surety, all of the Obligations.

                           Surety Agreement - That certain surety agreement to be executed by each Surety in favor of Lender, in form and substance satisfactory to Lender, on or prior to the Closing Date.

                           Surviving Entity - Section 7.7.

                           Tangible Net Worth - At any time, the amount by which all of Resorts’ consolidated assets (less (i) trademarks, copyrights, goodwill, covenants not to compete, and all other assets which would be classified as intangible assets under GAAP; and (ii) assets owing from Affiliates, officers, directors, shareholders and employees) exceed all of Resorts’ consolidated liabilities, all as would be shown on Resorts’ consolidated balance sheet prepared in accordance with GAAP.

                           UCC - The Uniform Commercial Code as adopted in New Jersey, as the same may be amended from time to time.

                           Unrestricted Subsidiary - Any Subsidiary of Resorts or Borrower that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary on the date of Designation is not a Surety and:

                           a.           has no Indebtedness other than Indebtedness for which neither Resorts, Borrower nor any other Subsidiary is liable nor has guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Resorts, Borrower or any Subsidiaries except (i) Indebtedness which will either be repaid on the date of Designation, (ii) Indebtedness consisting solely of a pledge of the Capital Stock of the Unrestricted Subsidiary which pledge is recourse solely to the pledged Capital Stock and (iii) Indebtedness which is permitted as a Restricted Payment or Permitted Investment; and

                           b.          is not party to any agreement, contract, arrangement or understanding with Resorts, Borrower or any Subsidiary of Resorts or Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Resorts, Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Borrower.

                           Any such Designation by the Board of Directors will be evidenced to Lender by filing with Lender a certified copy of the Board Resolution giving effect to such Designation and an Officers’ Certificate certifying that such Designation complied with the foregoing conditions and was permitted in accordance with Section 7.6 of this Agreement. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary of Resorts or Borrower as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.5 of this Agreement, Borrower will be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided, that such Designation will be deemed to be an incurrence of Indebtedness by a Subsidiary of Resorts or Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such Designation will only be permitted if (a) such Indebtedness is permitted under Section 7.5 of this Agreement, and (b) no Default or Event of Default would be in existence following such Designation.

                           Unused Line Fee - The fee determined by multiplying (a) the positive difference, if any, between (i) the Maximum Revolving Credit Amount and (ii) the average daily balance of Advances under the Revolving Credit and Reimbursement Obligations outstanding during such quarter by (b) the rate of one-half of one percent (.5%) per annum, based upon the number of days in such quarter.

                           Warehouse Assets - All right, title and interest of Borrower or any Surety in and to the parcels of land located at 117 N. Delaware, Atlantic City, New Jersey, 122 N. New Jersey Ave., Atlantic City, New Jersey and 113-15 N. Delaware Ave., Atlantic City, New Jersey, together with all existing strips, gores, easements, rights-of-way, privileges, appurtenances, development rights and other rights pertaining thereto and located thereon.

                           Weighted Average Life to Maturity - When applied to any Indebtedness at any date, the number of years obtained by dividing:

                           a.           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-

twelfth) that will elapse between such date and the making of such payment, by

                           b.           the then outstanding principal amount of such Indebtedness.

                           Wholly Owned Subsidiary - With respect to any Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                           Other Capitalized Terms - Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

          1.2.          Accounting Principles:  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

          1.3.          Construction:  No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION  II.  THE LOANS

          2.1.          Revolving Credit - Description:

                          a.          Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include cash Advances extended by Lender to or for the benefit of Borrower as well as Letters of Credit issued for the account of Borrower from time to time hereunder.  The aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amounts, shall not at any time exceed the Maximum Revolving Credit Amount.  Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 6.17 and Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.  If the aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amounts at any time exceeds the Maximum Revolving Credit Amount (such excess referred to as “Overadvance”), Borrower shall immediately repay the Overadvance in full.

                          b.          At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”).  The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided.  Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.  The Revolving Credit Note shall be in form and substance satisfactory to Lender.

                          c.          The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date.  On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

                          d.          If an Event of Default exists and the Obligations have not been accelerated, then Borrower shall repay all Advances so that after such repayment the balance of outstanding Advances does not exceed the amount remaining in the Liquidity Disbursement Account.

                          e.          During each Revolving Credit Year, Borrower shall cause the outstanding principal balance of cash Advances under the Revolving Credit to be reduced to and remain at zero dollars ($0) for a consecutive sixty (60) day period.  If, as of the date that is 60 days prior to the end of any Revolving Credit Year, Borrower has not completed its compliance with this requirement, Borrower shall, on such date, reduce and repay the outstanding cash Advances to zero dollars ($0), and maintain the outstanding cash Advances at zero dollars ($0)  through the last day of the Revolving Credit Year, or, if the outstanding balance of cash Advances was at zero dollars ($0) on the date 60 days prior to the end of such Revolving Credit Year,  Borrower shall not request any cash Advances through the number of days necessary to complete its compliance with this requirement.

          2.2.          Letters of Credit:

                          a.          As a part of the Revolving Credit and subject to its terms and conditions,  Lender shall make available to Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Lender.  No Letter of Credit shall be issued with an expiry date later than (i) three hundred ninety five (395) days from the date of issuance for a stand-by letter of credit (including Evergreen Letters), or one hundred eighty (180) days from the date of issuance for documentary letter of credit, or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date.  Borrower shall execute and deliver to Issuer all Letter of Credit Documents reasonably required by Lender for such purposes.  Each Letter of Credit shall comply with the Letter of Credit Documents.

                          b.          Each Letter of Credit issued from time to time under the Revolving Credit which remains outstanding and undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Credit.

                          c.          In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall promptly notify Borrower and Borrower shall immediately reimburse Lender on the day when such drawing is honored, by either a cash payment by Borrower or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrower, and at Lender’s option, by Lender automatically making or having been deemed to have made (without further request or approval of Borrower) a cash Advance under the Revolving Credit on such date to reimburse Lender.  Borrower’s reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrower’s “Reimbursement Obligations.”  All of Borrower’s Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

                          d.          The obligation of Borrower to reimburse Lender for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                                         i.          any lack of validity or enforceability of any Letter of Credit;

                                         ii.          the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

                                         iii.         any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                         iv.         payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Lender shall have acted with willful misconduct or gross negligence in issuing such payment;

                                         v.          any other circumstances or happening whatsoever that is similar to any of the foregoing; or

                                         vi.         the fact that a Default or Event of Default shall have occurred and be continuing.

                          e.          If by reason of (i) any change after the Closing Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

                                         i.           Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Lender;

                                         ii.          any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Lender; or

                                         iii.         there shall be imposed on Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then and in any such case, Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Credit.  A certificate signed by an officer of Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Lender shall, except for manifest error and absent written notice from Borrower to Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

                          f.          In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of the Letters of Credit or (b) the failure of Lender to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Lender constituting gross negligence or willful misconduct.

                                         i.          As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Lender by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Lender’s gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Lender’s gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts.  None of the above shall affect, impair or prevent the vesting of any of Lender’s rights or powers hereunder

                                         ii.          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Lender in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Lender to Borrower.

          2.3.          Intentionally Omitted.

          2.4.          Advances and Payments:

                          a.          Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its main banking office, 1701 Route 70 East, Cherry Hill, New Jersey, in United States dollars, in immediately available funds.  Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge Borrower’s Deposit Accounts with Lender (or with any bank affiliate of Lender), for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses.  Alternatively, Lender may in its discretion (and Borrower hereby authorizes Lender to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder.  Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day.  Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

                          b.          Cash Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower’s operating account with Lender or as otherwise directed by Borrower.

                                         i.          All cash Advances requested by Borrower under the Revolving Credit must be in the minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of One Thousand Dollars ($1,000) in excess thereof.  All cash Advances under the Revolving Credit must be requested by 11:00 A.M., Eastern time, on the date such cash Advance is to be made.

                                         ii.          All requests for an Advance are to be in writing pursuant to an Advance Request in the form of Exhibit “A” attached hereto and made part hereof (“Advance Request”), which request is to be executed by an Authorized Officer.  Such request may be sent by telecopy or facsimile transmission provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender.

                                         iii.         Upon receiving an Advance Request in accordance with subparagraph (iii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

          2.5.          Interest:  The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the per annum rate equal to the Base Rate plus  fifty (50) basis points.  Changes in the interest rate applicable to the Revolving Credit shall become effective on the same day that there is a change in the Base Rate.  Interest on the unpaid principal balance of cash Advances under the Revolving Credit shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first full calendar month after the Closing Date.

          2.6.          Additional Interest Provisions:

                          a.          Interest on the cash Advances shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

                          b.          After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the cash Advances, shall be increased by three hundred (300) basis points.  All such increases may be applied retroactively to the date of the occurrence of the Event of Default.  Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

                          c.          All contractual rates of interest chargeable on outstanding principal under the cash Advances shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                          d.          In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

          2.7.          Fees and Charges:

                          a.          At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit (“Revolving Credit Closing Fee”) of One Hundred Thousand Dollars ($100,000), less amounts previously paid thereon.

                          b.          Borrower shall pay to Lender a fee in the amount of one percent (1%) per annum  of the face amount of each Letter of Credit issued by Lender.  Such fee shall be due and payable monthly in arrears commencing upon the issuance of any such Letter of Credit.  In addition, Borrower shall pay to Lender, upon billing therefore, all of Lender’s standard commissions for the issuance of banker’s acceptances and standard charges for issuance, amendment, extension and cancellation of the Letter of Credit.  All such fees and charges are referred to herein collectively as the “L/C Fees.”

                          c.          Borrower shall unconditionally pay to Lender the Unused Line Fee, which shall be due and payable quarterly in arrears.

                          d.          Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the cash Advances that are not paid within fifteen (15) days of the due date.  Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations.  Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

          2.8.          Prepayments: Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, without penalty or premium.  Any prepayment shall be accompanied by all accrued and unpaid interest.

          2.9.          Use of Proceeds:  The extensions of credit under and proceeds of the Revolving Credit shall be used for working capital and general corporate purposes.

          2.10.         Capital Adequacy:  If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender’s capital with regard to the cash Advances is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return.  Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower.

In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable.

SECTION  III.  COLLATERAL

          3.1.          Collateral:  As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

                          a.           Personal Property:  Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

                                         i.          Accounts - All Accounts;

                                         ii.          Inventory - All Inventory;

                                         iii.         Deposit Accounts - The Deposit Accounts;

                                         iv.         Supporting Obligations - All Supporting Obligations arising in connection with or relating to the foregoing property described in clauses (i) through (iii);

                                         v.          CRDA Interest Receivables - All CRDA Interest Receivables; and

                                         vi.          Disbursements from the Liquidity Disbursement Account - All funds disbursed to Borrower from the Liquidity Disbursement Account on or before December 31, 2004;

                                         vii.        Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession; and

                                         viii.       Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (vii).

Notwithstanding anything contained herein to the contrary, Lender shall have no security interest, right of set-off or other right with respect to the Liquidity Disbursement Account and the funds contained therein.

          3.2.          Lien Documents:  At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

                          a.           Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate;

                          b.          Any other agreements, documents, instruments and writings required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

          3.3.          Other Actions:

                          a.          In addition to the foregoing,  Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder.  At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

                          b.          Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC.  Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine.  Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts and Letter of Credit rights.

          3.4.          Searches, Certificates:

                          a.          Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

                                         i.          UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

                                         ii.         Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

                          b.          Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

          3.5.          Filing Security Agreement:  A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

          3.6.          Power of Attorney:  Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following:  (a)  endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION  IV.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

          Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

          4.1.          Resolutions, Opinions, and Other Documents:  Borrower shall have delivered, or caused to be delivered, to Lender the following:

                          a.          this Agreement, the Revolving Credit Note and each of the other Loan Documents all properly executed;

                          b.           financing statements, control agreements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

                          c.           certified copies of (i) resolutions of Borrower’s and each Surety’s board of directors’ authorizing the execution, delivery and performance of this Agreement, the Revolving Credit Note to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s and each Surety’s articles or certificate of incorporation and by-laws;

                          d.          an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures and an incumbency certificate for each Surety identifying all individuals authorized to execute each Surety Agreement with specimen signatures;

                          e.          a written opinion of Borrower’s and each Surety’s independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

                          f.          such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

                          g.           certification by the president of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since May 31, 2002;

                          h.          payment by Borrower of all fees including, without limitation, the Revolving Credit Closing Fee, and Expenses associated with the Loans;

                          i.            searches and certificates required under Section 3.4;

                          j.           a full copy of the executed Indenture Agreement and all related documents;

                          k.            the Indenture Trustee Acknowledgment; and

                          l.            such other documents reasonably required by Lender.

          4.2.          Absence of Certain Events:  At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

          4.3.          Warranties and Representations at Closing:  The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

          4.4.          Compliance with this Agreement:  Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

          4.5.          Officers’ Certificate:  Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

          4.6.          Closing:  Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at Blank Rome Comisky & McCauley, One Logan Square, Philadelphia, Pennsylvania 19103.

          4.7.          Waiver of Rights:  By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

          4.8.          Conditions for Future Advances:  The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

                          a.          This Agreement and each of the other Loan Documents shall be effective;

                          b.          No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

                          c.          No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

                          d.          Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.4 hereof;

                          e.          No Lien (other than a Permitted Lien) has been imposed on Borrower; and

                          f.            Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION  V.  REPRESENTATIONS AND WARRANTIES

          To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Lender that:

          5.1.          Corporate Organization and Validity:

                          a.          Borrower (i) is a corporation, duly organized and validly existing under the laws of the state of New Jersey, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect.

                          b.          The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound.  Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its charter, minutes or bylaw provisions.

                          c.          Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

                          d.          This Agreement, the Revolving Credit Note to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

          5.2.          Places of Business:  The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule “5.2” attached hereto and made part hereof.

          5.3.          Pending Litigation:  There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority except as shown on Schedule “5.3” attached hereto and made part hereof which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower in any court or before any Governmental Authority, other than customary investigations in accordance with Casino Gaming Laws.  Borrower is not in default with respect to any order of any Governmental

Authority.  To the knowledge of Borrower, no shareholder or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

          5.4.          Title to Properties:  Borrower has good and marketable fee title or leasehold interest  (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

          5.5.          Governmental Consent:  Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Revolving Credit Note or any other Loan Document is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower except such approvals as have been obtained by Borrower.

          5.6.          Taxes:  All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

          5.7.          Financial Statements:  The annual audited consolidated (if applicable) balance sheet of Borrower as of December 31, 2001, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrower’s independent certified public accountants (complete copies of which have been delivered to Lender), and the interim consolidated (if applicable) balance sheet of Borrower as of May 31, 2002, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods.  The fiscal year for Borrower currently ends on December 31.  Borrower’s federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule “5.7” attached hereto and made part hereof.

          5.8.          Full Disclosure:  The financial statements referred to in Section 5.7 of this Agreement do not, nor  does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact.  Such statements do not  omit a material fact, the omission of which would make the statements contained therein  misleading.  There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could reasonably be expected to have a Material Adverse Effect.

          5.9.          Subsidiaries:  Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule “5.9” attached hereto and made part hereof.

          5.10.        Investments, Guarantees, Contracts, etc.:

                          a.          Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on  Schedule “5.10(a),” attached hereto and made part hereof.

                          b.          Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule “5.10(b),” attached hereto and made part hereof.

                          c.          Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect.

                          d.          Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

          5.11.        Government Regulations, etc.:

                          a.          The use of the proceeds of and Borrower’s issuance of the Revolving Credit Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

                          b.          Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, including without limitation, any applicable Casino Gaming Laws and Alcoholic Beverage Laws.

                          c.          As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.  Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA).  Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates.

                          d.          Borrower is not in violation of or receipt of  written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws, government procurement regulations, Casino Gaming Laws and Alcoholic Beverage Laws, a violation of which causes or could reasonably be expected to cause a Material Adverse Effect.

                          e.          Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency, any gaming regulatory authority including the Casino Control Commission and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

          5.12.        Business Interruptions:  Except as disclosed on Schedule “5.12” attached hereto and made a part hereof, within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower.  There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower.  No labor contract of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

          5.13.        Names and Intellectual Property:

                          a.          Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule “5.13(a)” attached hereto and made part hereof.  Borrower is the sole owner of all names listed on such Schedule “5.13(a)” and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices.  Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

                          b.          Borrower is not in violation of any rights or any other Person with respect to the trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use.

          5.14.        Other Associations:  Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule “5.14,” attached hereto and made part hereof.

          5.15.        Environmental Matters:  Except as shown on Schedule “5.15,” attached hereto and made part hereof:

                          a.          To the best of Borrower’s knowledge, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except as could not reasonably be expected to result in a Material Adverse Effect.

                          b.          To the best of Borrower’s knowledge after due inquiry, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to result in a Material Adverse Effect.

                          c.          Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with

Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

                          d.           Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to result in a Material Adverse Effect.

                          e.           No judicial proceeding or governmental or administrative action is pending ,or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on Borrower’s business, financial condition, Property or prospects under any Environmental Law.

          5.16.        Regulation O:  No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender.  For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

          5.17.        Capital Stock:  The authorized and outstanding Capital Stock of Borrower is as shown on Schedule “5.17” attached hereto and made part hereof.  All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule “5.17,” there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Borrower.  Except as shown on Schedule “5.17,” Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

          5.18.        Solvency:  After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

          5.19.        Perfection and Priority:  This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule “5.19,” attached hereto and made part hereof under Borrower’s name, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral to the extent such security interests are perfected by the filing of financing statements, superior in right to any and all other Liens in the Collateral, existing or future.

          5.20.        Deposit Accounts:  All Deposit Accounts of Borrower are shown on Schedule “5.20,” attached hereto and made part hereof.

SECTION  VI.  BORROWER’S AFFIRMATIVE COVENANTS

          Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

          6.1.          Payment of Taxes and Claims:  Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if  Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

          6.2.          Maintenance of Properties and Corporate Existence:

                          a.           Property - Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

                          b.           Property Insurance, Public and Products Liability Insurance - Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower.  At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27.  In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses with respect to the Collateral thereunder shall be paid to Lender as Lender’s interest may appear.  Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower.  Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine.  Borrower further covenants that all insurance premiums owing under its current policies have been paid.  Borrower shall notify Lender, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

                          c.           Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.  Borrower shall not change its fiscal year end date without the prior written consent of Lender.

                          d.           Corporate Existence and Rights - Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

                          e.           Compliance with Laws - Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws,  government procurement regulations, Casino Gaming Laws and Alcoholic Beverage Laws) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, including without limitation, all licenses or governmental authority under any applicable Casino Gaming Laws and Alcoholic Beverage Laws, which violation or failure to obtain causes or could cause a Material Adverse Effect.  Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

          6.3.          Business Conducted:  Borrower shall continue in the business presently operated by it.  Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

          6.4.          Litigation:  Borrower shall give prompt notice to Lender of any litigation reasonably  expected to result in a loss or liability to Borrower in excess of Five Hundred Thousand Dollars ($500,000), or which may otherwise have a Material Adverse Effect.

          6.5.          Issue Taxes:  Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Note and the recording of any lien documents.  The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

          6.6.          Bank Accounts:  Borrower shall maintain its major depository and disbursement accounts with Lender, other than accounts required to be maintained with the Indenture Trustee, provided Lender’s fees with respect to such accounts are reasonably competitive and Lender’s level of service is customary for such accounts.

          6.7.          Employee Benefit Plans:  Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto.  Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

          6.8.          Financial Covenants:  Resorts shall maintain and comply with the following financial covenants:

                          a.           Tangible Net Worth - Resorts shall maintain at all times Tangible Net Worth of not less than the following amounts during the following periods measured quarterly as of each quarter end:

Period	Amounts

At Closing through December 31, 2002	$76,000,000
January 1, 2003 and each quarter thereafter	$80,000,000

                          b.           Interest Coverage Ratio - Resorts shall maintain an Interest Coverage Ratio of not less than the following during the following periods measured quarterly as of each quarter end, on a rolling four (4) quarter basis:

Period	Interest Coverage Ratio

At Closing through December 31, 2002	1.6 to 1
March 31, 2003 through March 31, 2004	1.4 to 1
June 30, 2004 through December 31, 2004	1.9 to 1;

provided, however, in the event that the Expansion Project is not completed on or before April 1, 2004, then the requirement to achieve a 1.9 to 1 Interest Coverage Ratio will commence with the quarter ending September 30, 2004 rather than June 30, 2004.

                          c.           Consolidated EBITDA - Resorts shall maintain a Consolidated EBITDA of  not less than Thirty Million Dollars ($30,000,000) through December 31, 2002, and not less than Twenty Five Million Dollars ($25,000,000) at all times thereafter, measured quarterly as of each quarter end, on a rolling four (4) quarter basis.

          6.9.          Financial and Business Information:  Borrower shall deliver or cause to be delivered to Lender the following:

                          a.           Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

                                         i.          within forty five (45) days after the end of each calendar quarter, the consolidated and consolidating (if applicable) income and cash flow statements of Resorts and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating (if applicable) balance sheet of Resorts and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Resorts’ chief financial officer to have been prepared from the books and records of Resorts;

                                         ii.          within ninety (90) days after the end of each fiscal year of Resorts, the consolidated and consolidating (if applicable) income and cash flow statements of Resorts and its Subsidiaries for such year, and the consolidated and consolidating (if applicable) balance sheet of Resorts and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Lender, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower.

                          b.           Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

                          c.           Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower or any Surety by any creditor for Indebtedness for borrowed money in excess of Five Hundred Thousand Dollars ($500,000); and

                          d.           Securities and Other Reports - if Borrower or any Surety shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower or such Surety to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower or such Surety with any securities exchange or with federal or state securities and exchange commissions or any successor agency, in which event the delivery to Lender of such financial statement, report, notice or proxy statement filed with the Securities Exchange Commission shall be accepted by Lender in satisfaction of Borrower’s obligations set forth in Section 6.9a.

          6.10.         Officers’ Certificates:  Along with the set of financial statements delivered to Lender at the end of each fiscal quarter pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrower shall deliver to Lender a certificate (“Quarterly Compliance Certificate”) (in the form of Exhibit “B,” attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

                            a.           Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

                            b.           Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

          6.11.         Audits and Inspection:  Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower, to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower’s expense at the standard rates charged by Lender for such activities, plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses); provided that, Lender shall not, unless an Event of Default occurs, conduct more than one (1) audit per year.

          6.12.         Tax Returns, Financial Statements and Other Reports:  Within fifteen (15) days after such returns are filed, Borrower shall promptly furnish, or shall cause to be furnished, to Lender copies of the annual federal and state income tax returns of Borrower for the immediately preceding year.  Borrower further agrees that, if reasonably requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

          6.13.         Information to Participant:  Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

          6.14.         Material Adverse Developments:  Borrower agrees that promptly upon becoming aware of any development or other information outside the ordinary course of business (and, excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect.  In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

          6.15.         Places of Business:  Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrower may not establish any place of business outside of the United States.

          6.16.         Deposit Accounts:  Borrower shall provide Lender with written notice of any non-restrictive Deposit Accounts.  Borrower shall execute and deliver (or cause to be executed and delivered) to Lender, control agreements as required to perfect Lender/s security interest therein together with any other documents as may be required by Lender and/or its counsel.

          6.17.         Liquidity Disbursement Account:  Borrower shall pay any disbursement of a “Released Amount” (as such term is defined in the Disbursement Agreement dated as of March 22, 2002 between Resorts and the Indenture Trustee) to which Borrower or Resorts is entitled under the Liquidity Disbursement Account, to Lender in an amount equal to the lesser of (i) the total Obligations  owing under this Agreement and (ii) the total amount of such disbursement.  Borrower directs Lender to apply any such disbursement to the Obligations then owing.  Neither Borrower nor Resorts shall be deemed obligated to cause the “Remaining Funds” (as such term is defined in the Disbursement Agreement dated as of March 22, 2002 between Resorts and the Indenture Trustee) to be disbursed to Lender after December 31, 2004.

SECTION  VII.            BORROWER’S NEGATIVE COVENANTS:

          Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

          7.1.          Sale and Leaseback Transactions:  Borrower will not, and will not permit any Non-Parent Surety or any of its Subsidiaries to, enter into any sale and leaseback transaction; provided however,that Borrower, Non-Parent Surety and its Subsidiaries may enter into a sale and leaseback transaction if:

                          a.          Borrower could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Section 7.5(a) and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 7.3;

                          b.          the gross cash proceeds of the sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction;

                          c.          the transfer of property in such sale and leaseback transaction is permitted by, and Borrower applies the proceeds of such transaction in accordance with Section 7.2; and

                          d.          Lender receives a certificate from an Authorized Officer of Borrower with respect to its satisfaction of the conditions set forth in (a), (b) and (c) above.

          7.2.          Asset Sales:  Borrower will not, and will not permit any Non-Parent Surety or any of its  Subsidiaries to, engage in an Asset Sale (other than the sale of Inventory in the ordinary course of its business) unless:

                          a.          Borrower (Non-Parent Surety or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property or Capital Stock sold or otherwise disposed of in such Asset Sale;

                          b.          at least 80% of the consideration therefore received by Borrower, Non-Parent Surety or such Subsidiary is in the form of cash or Cash Equivalents; provided,that (i) the amount of any liabilities (as shown on Borrower’s, Non-Parent Surety’s or such Subsidiary’s most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Borrower, Non-Parent Surety or any Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such property and (ii) any securities, notes or other obligations received by Borrower, Non-Parent Surety or any such Subsidiary from such transferee that are substantially contemporaneously (subject to ordinary settlement periods) converted by Borrower, Non-Parent Surety or such Subsidiary into cash (to the extent of the cash received in that conversion), will be deemed to be cash for purposes of this provision;

                          c.          if such Asset Sale involves the disposition of Collateral, Borrower, Non-Parent Surety or Subsidiary shall apply the proceeds to reduce Borrower’s outstanding Obligations; and

                          d.          if such Asset Sale involves the disposition of Property other than Collateral, the proceeds of such Asset Sale shall be applied in accordance with the terms set forth in the Indenture Agreement.

          7.3.          Limitation on Liens:  Borrower shall not and shall not cause or permit any Non-Parent Surety or any of its Subsidiaries to directly or indirectly create, incur, assume or suffer to exist any Lien on any property now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

          7.4.          Transactions with Affiliates:

          Borrower will not, and will not permit any Non-Parent Surety or any of its Subsidiaries to sell, lease, transfer or otherwise dispose of any of its Properties to, or purchase any property from, or enter into or make any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

                          a.          such Affiliate Transaction is on terms that are no less favorable to Borrower or the relevant Non-Parent Surety or Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Non-Parent Surety or Subsidiary with an unrelated Person; and

                          b.          Borrower delivers to Lender  (i) with respect to any Affiliate Transaction entered into after the Closing Date involving aggregate consideration in excess of $1,000,000, a resolution of the board of directors set forth in a certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to Borrower, Non-Parent Surety or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing; provided,that the following will not be deemed to be Affiliate Transactions:

                                                      (A)          any employment-related agreement (including non-competition and confidentiality agreements) entered into by Borrower, Non-Parent Surety or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Borrower, Non-Parent Surety or such Subsidiary;

                                                      (B)          transactions between or among Borrower, Non-Parent Surety and/or its or their Wholly Owned Subsidiaries;

                                                      (C)          dividends by Borrower, Non-Parent Surety or one of its Subsidiaries pursuant to Section 7.6 of this Agreement;

                                                      (D)          reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, agents or consultants of Borrower, Non-Parent Surety or any of its Subsidiaries as determined in good faith by the applicable board of directors;

                                                      (E)          any sale or other issuance of Capital Stock (other than Disqualified Capital Stock) of Borrower or Resorts;

                                                      (F)          tax sharing agreements with Colony so long as any payments made pursuant to such agreements are permitted by Section 7.6(e)(ix); and

                                                      (G)          registration rights under applicable securities laws under agreements in effect on the Closing Date and reasonable similar agreements entered into from time to time after the Closing Date.

          In addition to the aforementioned exceptions, (x) any licensing agreement relating to intellectual property and Restricted Payments (other than dividends) and Permitted Investments need only satisfy the requirement of clauses (a) and b(i) above and (y) payments by Borrower or any Surety to Colony Capital, LLC or any of its Affiliates as reimbursement for all reasonable out-of-pocket expenses actually incurred in connection with its direct or indirect ownership of Borrower or its Restricted and Unrestricted Subsidiaries or the management, operation, construction, and expansion of the Resorts Atlantic City Hotel and Casino need only satisfy the requirement of clause (a) above.

          7.5.          Incurrence Of Indebtedness And Issuance Of Preferred Capital Stock:

          Borrower will not, and will not permit any Non-Parent Surety or any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness) and Borrower will not issue any Disqualified Capital Stock and will not permit any Non-Parent Surety or any of its Subsidiaries to issue any Preferred Capital Stock or Disqualified Capital Stock; provided however,that Borrower may incur Indebtedness or issue Disqualified Capital Stock and Sureties and Borrower’s Subsidiaries that are Sureties, if any, may incur Indebtedness if:

                          a.          the Fixed Charge Coverage Ratio (as defined in the Indenture Agreement) for Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or

Disqualified Capital Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period; and] no Default or Event of Default will have occurred and be continuingor would occur as a consequence thereof.

          7.6.          Restricted Payments:  Borrower will not, and will not permit any Non-Parent Surety or any of its Subsidiaries to, directly or indirectly:

                          a.          declare or pay any dividend or make any distribution on account of Borrower’s, Non-Parent Surety’s or any of its Subsidiaries’ Capital Stock other than dividends or distributions payable in Capital Stock (other than Disqualified Capital Stock) of Borrower or any Non-Parent Surety or dividends or distributions payable to Borrower, any Non-Parent Surety  or any Subsidiary (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other equity holders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by Borrower or a Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

                          b.           purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower, Non-Parent Surety or any direct or indirect parent of Borrower or Non-Parent Surety or any Subsidiary of Borrower or Non-Parent Surety (other than any such Capital Stock owned by Borrower or any Wholly Owned Subsidiary of Borrower that is a Non-Parent Surety);

                          c.          make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Indebtedness incurred hereunder;

                          d.          make any Investment (other than Permitted Investments);

          (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment: (i)  no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; (ii)  Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 7.5 of this Agreement; and (iii)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower, any Non-Parent Surety and its Subsidiaries after the Closing Date (including those permitted by the following paragraph unless noted), is less than the sum of:

                                                      (A)          50% of the Consolidated Net Income of Resorts for the period (taken as one accounting period) from January 1, 2002 to the end of Resorts  most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                                                      (B)          to the extent not included in the amount described in clause (A) above, 100% of the aggregate net cash proceeds received after the Closing Date by Resorts from the issue or sale of, or from additional capital contributions in respect of, Capital Stock of Resorts or of debt securities of Borrower or any Non-Parent Surety that have been converted into, or canceled in exchange for, Capital Stock of Borrower, any Non-Parent Surety or of any direct or indirect parent of Borrower or from the issue or sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for such Capital Stock (other than Capital Stock (or convertible debt securities) sold to a Subsidiary of Borrower or any Non-Parent Surety and other than Disqualified Capital Stock or debt securities that have been converted into Disqualified Capital Stock), plus the aggregate net cash proceeds received by Borrower or any Non-Parent Surety upon any such conversion or exchange; plus

                                                      (C)          to the extent that an Investment in an Unrestricted Subsidiary was treated as a Restricted Payment after the Closing Date, an amount equal to the Fair Market Value of the equity investment in such Unrestricted Subsidiary owned by Borrower, any Non-Parent Surety or any Subsidiary at the time of re-designation as a Subsidiary; plus

                                                      (D)          without duplication of amounts in clause (C) above and without giving effect to the last sentence of the definition of “Permitted Investments,” to the extent that any Investment (other than Permitted Investments) that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the amount of net cash proceeds received with respect to such Investment not in excess of the original amount of such Investment;

                          e.          The foregoing provisions will not prohibit the following Restricted Payments:

                                         i.          the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

                                         ii.          the making of any Investment (other than Permitted Investments):

                                                      (A)          in exchange for Capital Stock of Resort (other than Disqualified Capital Stock); or

                                                      (B)          out of the net cash proceeds of, the substantially concurrent sale (other than to Borrower or a Subsidiary of Borrower) of, or from substantially concurrent additional cash capital contributions in respect of Capital Stock of Resorts (other than Disqualified Capital Stock);

                                         iii.          the redemption, repurchase, retirement or other acquisition of any Capital Stock of Resorts or any direct or indirect parent of Resorts:

                                                      (A)          in exchange for other Capital Stock of Resorts (other than any Disqualified Capital Stock);

                                                      (B)          out of the net cash proceeds of, the substantially concurrent sale (other than to Borrower or a Subsidiary of Borrower) of, or from substantially concurrent additional cash capital contributions in respect of, other Capital Stock of Resorts (other than any Disqualified Capital Stock); and

                                                      (C)          to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of Borrower or Resorts, to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct gaming operations; provided, that the aggregate price paid for all such redeemed, repurchased, retired or acquired Capital Stock shall not exceed $2,000,000;

                                         iv.          the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from either (A) an incurrence of Permitted Refinancing Indebtedness or (B) the substantially concurrent sale (other than to Borrower or any Non-Parent Surety other than Resorts) of, or from substantially concurrent additional capital contributions in respect of, Capital Stock of Borrower (other than Disqualified Capital Stock);

                                         v.          the repurchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of Resorts (or any of its direct or indirect parents) or any Subsidiary held by any current or former employees of Resorts (or any of its Subsidiaries) (or their heirs or estates) pursuant to any management equity subscription agreement, stock option agreement or similar written agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1,000,000 in any twelve month period;

                                         vi.          the declaration and payment of dividends to holders of Resort’s or Borrower’s Disqualified Capital Stock, in each case with respect to Capital Stock issued pursuant to Section 7.5 of this Agreement;

                                         vii.          repurchases of Capital Stock deemed to occur upon exercise of Capital Stock options if such Capital Stock represents a portion of the exercise price of such options;

                                         viii.          the declaration and payment of dividends to pay out-of-pocket expenses of Colony or Resorts, for administrative, legal and accounting services, whether internal or provided by third parties (including Affiliates to the extent permitted under Section 7.4 of this Agreement), incurred in the ordinary course of business for professional services, or to pay franchise fees and similar costs;

                                         ix.          the declaration and payment of dividends to pay taxes of Colony, Resorts, Borrower and Borrower’s Subsidiaries as part of a consolidated, combined or unitary tax filing group or of the separate operations of Colony which are actually due and payable arising from the ownership of the Capital Stock of Resorts by Colony (not to exceed in any event the amount of tax that Borrower and its Subsidiaries would otherwise pay if not part of such filing group);

                                         x.          without duplication of the Restricted Payments permitted to be made in clauses (e)(iii)(B) and (e)(v) above, the declaration and payment of dividends to Colony to enable it to make the payments set forth in clauses (e)(iii)(B) or (e)(v) above; and

                                         xi.          subsequent to (x) the delivery of financial statements for the four fiscal quarter period ending on December 31, 2004 and (y) any release of funds required to be made to Borrower if Resorts’ Adjusted Consolidated EBITDA (as defined in the Indenture Agreement) is less than $28,000,000, the declaration and payment of dividends to Colony in the amount of the Remaining Funds; provided however,that in the case of each of clauses 7.6(e)(ii), (e)(iii)(A), (e)(iv), (e)(v) and this Section 7.6(e)(xi), no Event of Default shall have occurred and be continuing or would arise therefrom.

          In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause Section 7.6(d)(iii), (x) amounts expended pursuant to clauses 7.6(e)(i), 7.6(e)(ii)(B), 7.6(e)(iii)(B) and 7.6(e)(iv)(B) shall be included in such calculation, and (y) amounts expended pursuant to clauses  7.6(e)(ii)(A), 7.6(e)(iii)(A), 7.6(e)(iii)(C), 7.6(e)(iv)(A) and sections 7.6(e)(v) through 7.6(e)(xi) shall be excluded from such calculation; provided, that clauses 7.6(e)(vi), (viii) and (ix) shall only be excluded to the extent that the amounts thereunder were expenses deducted in connection with the calculation of Resorts’ Net Income (as defined in the Indenture Agreement).

          The Board of Directors may designate (a “Designation”) any Subsidiary of any Non-Parent Surety or to be an Unrestricted Subsidiary if such Designation would not cause a Default or Event of Default. For purposes of making such determination, all outstanding Investments by the any Non-Parent Surety or Borrower and its Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 7.6.  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such Designation. Such Designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon such Designation as an Unrestricted Subsidiary, such Subsidiary shall no longer constitute a Surety.

          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the property proposed to be transferred by Borrower , any Non-Parent Surety or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

          7.7.          Line of Business:  Borrower will not, and will not permit any Non-Parent Surety  or any of its Subsidiaries to, engage in any business or investment activities other than a Permitted Business. Neither Borrower nor any Non-Parent Surety nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which Borrower, such Non-Parent Surety or such Subsidiary is not licensed on the Closing Date if the holders of the Notes under the Indenture Agreement would be required to be licensed as a result thereof; provided however,that the provisions described in this sentence will not prohibit Borrower, any Non-Parent Surety or any of its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all such holders, but reserves the discretionary right to require the licensing or qualification of any such holder. Borrower will not, and will not permit any Non-Parent Surety or any of its Subsidiaries to, engage in any business, development or investment activity other than at the Resorts Atlantic City Hotel and Casino or in conjunction therewith until the Expansion Project is complete.

          7.8.          Merger, Consolidation or Sale of Assets:  Borrower will not, and will not permit Resorts directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the property of Borrower and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

                          a.          Borrower or Resorts is the surviving corporation, or the entity or the Person formed by or surviving any such consolidation or merger (if other than Borrower or Resorts) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such surviving corporation, entity or transferee Person, the “Surviving Entity”), is a corporation, limited liability, company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                          b.          the Surviving Entity assumes all the obligations of Borrower under this Agreement and the other Loan Documents pursuant to a supplemental agreement in a form reasonably satisfactory to Lender;

                          c.          the Surviving Entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

                          d.          the Collateral owned by or transferred to the Surviving Entity shall:

                                         i.          continue to constitute Collateral under this Agreement and the other Loan Documents,

                                         ii.          be subject to the Lien granted to Lender hereunder, and

                                         iii.          not be subject to any Lien other than Permitted Liens;

                          e.          the property of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property of the types which would constitute Collateral hereunder, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property to be made subject to the Lien granted to Lender hereunder;

                          f.           immediately after giving pro forma effect to such transaction, no Default or Event of Default exists;

                          g.          Borrower or Resorts or the Person formed by or surviving any such consolidation or merger (if other than Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 7.5 of this Agreement; provided, that this clause (g) shall not be applicable if the sole purpose of such transaction (as determined by the board of directors of Borrower or Resorts evidenced by a board resolution) is to change the state of incorporation of Borrower and such Person (if other than Borrower) is, prior to such transaction, a “shell” Person formed solely for the purpose of such transaction;

                          h.           immediately after such transaction, Borrower or Resorts or the Surviving Entity, as applicable, holds all permits required for operation of the business of, and such entity is controlled by a Person or entity (or has retained a Person or entity which is) experienced in, operating casino hotels or otherwise holds all permits (including those required from Gaming Authorities) to operate its business; and

                          i.          Borrower will have delivered to Lender a certificate and an opinion of counsel addressed to Lender, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, complies with this Agreement and that such supplemental agreement is enforceable.

          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property of Borrower in accordance with the foregoing requirements, the successor Person formed by such consolidation or into which Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of Borrower under the Revolving Credit Note and this Agreement with the same effect as if such successor or Person had been named as Borrower, and, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Revolving Credit Note, this Agreement and the other Loan Documents.

          7.9.          Dividend and Other Payment Restrictions Affecting Subsidiaries:  Borrower shall not, and shall not permit any Non-Parent Surety or any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

                          a.          (i) pay dividends or make any other distributions to Borrower or any of its Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to Borrower or any of its Subsidiaries;

                          b.          make loans or advances to Borrower or any of its Subsidiaries; or

                          c.          transfer any of its properties to Borrower or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

                                         i.          Indebtedness existing on the Closing Date and identified on Schedule 1.1(a) and any documents or agreements entered into pursuant thereto or securing obligations thereunder, all as in effect on the Closing Date;

                                         ii.          applicable law;

                                         iii.          by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices;

                                         iv.          purchase money Obligations or Capitalized Lease Obligations for furniture, fixture and equipment acquired or leased with furniture, fixture and equipment financing or under contractual obligations relating to property subject to Permitted Liens that impose restrictions of the nature described in clause (c) above on the property so acquired;

                                         v.          any restriction or encumbrance contained in contracts for sale of Property permitted under the Indenture Agreement;

                                         vi.          Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive taken as a whole than those contained in the agreements governing the Indebtedness being refinanced (as determined by Borrower in good faith, which determination shall be conclusive absent manifest error);

                                         vii.          restrictions imposed by Gaming Authorities on the payment of dividends by entities holding gaming licenses;

                                         viii.          Liens on the property of a Person acquired at the time of acquisition of such Person to the extent such Liens are not incurred or created in contemplation of the acquisition and only impose restrictions of the nature described in clause (c) above on the Property so acquired; provided, such acquired Property is not intended or required to constitute Collateral; and

                                         ix.          contracts with customers entered into in the ordinary course of business in the nature of restrictions on cash or other deposits, which restrictions are imposed by such customers.

                                         Nothing contained in the foregoing covenant shall prevent Borrower or any Subsidiary of Borrower from creating, incurring, assuming or suffering to exist any Liens permitted under Section 7.3.

          7.10.         Change of Control:  Borrower shall not, and shall not permit any Non-Parent Surety or to allow the occurrence of a Change of Control.

          7.11.         Subsidiaries:  Borrower shall not create or acquire any Subsidiary unless such Subsidiary becomes a Surety hereunder and Lender receives (a) an executed Surety Agreement and such other documents as Lender may request, and (b) an opinion of counsel indicating that such Subsidiary was acquired or created in accordance with all applicable laws; provided however, that (i) non-Wholly-Owned Subsidiaries created or acquired in compliance with Section 7.6 hereof and (ii) subsidiaries having a value of less than Twenty Five Thousand Dollars ($25,000) shall not be required to be a  Surety hereunder.

SECTION  VIII.  DEFAULT

          8.1.          Events of Default:  Each of the following events shall constitute an event of default (“Event of Default”):

                          a.           Payments - if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations on the date such payment is due and payable; or

                          b.          Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) Business Days after the date such payment is due and payable; or

                          c.           Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and Section 7 for which no cure period shall exist), such failure continues for thirty (30) days after the occurrence thereof; or

                          d.           Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

                          e.           Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

                          f.           Agreements with Others - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of One Million

Dollars ($1,000,000) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

                          g.          Other Agreements with Lender - if Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

                          h.           Judgments - if any final judgment for the payment of money in excess of One Million Dollars ($1,000,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

                          i.           Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by  Borrower; or

                          j.           Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

                          k.           Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for Borrower’s Property; or

                          l.           Execution Process, etc. - the issuance of any execution or distraint process against any Property of Borrower; or

                          m.           Termination of Business - if Borrower ceases or suspends any material gaming operations of the Borrower, taken as a whole, for more than 90 consecutive days (other than as a result of a casualty loss or if the Borrower or one of the Sureties has received the proceeds of its business interruption insurance until such proceeds have been expended); or

                          n.           Pension Benefits, etc. - if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

                          o.          Loss of Gaming License - if there is any revocation, suspension, expiration without any previous or concurrent renewal, or loss of any gaming license (other than a liquor license) of the Borrower (other than any voluntary relinquishment of any such gaming license if such relinquishment, in the reasonable good faith judgment of the Board of Directors of the Borrower, evidenced by a Board Resolution, is both desirable in the conduct of the business of the Borrower and would not in any material respect reasonably be expected to impair the Borrower’s ability to pay the Obligations or to materially impair the value of the Collateral) that results in the cessation or suspension for a person of more than 90 consecutive days of any material gaming operations of the Borrower; or

                          p.           Investigations - any indication or evidence received by Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

                          q.           Change of Control - if there shall occur a Change of Control; or

                          r.           Surety Agreements - if any breach or default occurs under any Surety Agreement, or if any Surety Agreement, or any obligation to perform thereunder is terminated; or

                          s.           Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

                          t.           Indenture Agreement - if Borrower or any Surety shall default beyond any grace period in the payment of principal or interest of any Indebtedness due under the Indenture Agreement, of if Borrower or Surety breaches or violates the terms of, or if a default (and expiration of any applicable cure period) occurs under the Indenture Agreement or any document executed in connection therewith; or

                          u.          Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document and such breach, or violation continues for 30 days after the occurrence thereof.

          8.2.          Cure:  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

          8.3.          Rights and Remedies on Default:

                          a.          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

                          b.          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(i),(j) or (k) shall automatically cause an acceleration of the Obligations).

                          c.          In addition to all other rights, options and remedies granted or available to Lender, under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall be obligated to deliver and pledge to Lender, cash collateral in the amount of all outstanding Letters of Credit.

                          d.          In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default, Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                                         i.          The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

                                         ii.          By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

                                         iii.          Require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender; or

                                         iv.          The right to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take additional reserves against the Revolving Credit.

                          e.          Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower.  Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.  Lender shall have no obligation to clean up or prepare the Collateral for sale.  If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender.  Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

          8.4.          Nature of Remedies:  All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

          8.5.          Set-Off:  If any bank account of Borrower with Lender or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION  IX.  MISCELLANEOUS

         9.1.          Governing Law:  THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF NEW JERSEY.  THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

          9.2.          Integrated Agreement:  The Revolving Credit Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

          9.3.          Waiver:  No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

          9.4.          Indemnity:

                          a.          Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to  the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

                          b.          Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

          9.5.          Time:  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.  Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

          9.6.          Expenses of Lender:  At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender (collectively, the “Expenses”);

          9.7.          Brokerage:  This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

          9.8.          Notices:

                          a.          Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Commerce Bank, N.A. 1701 Route 70 East Cherry Hill, NJ 08034 Attention: Peter Davis Telecopy No.: (215) 282-4032

With copies to:	Blank Rome Comisky & McCauley LLP One Logan Square Philadelphia, PA 19103 Attention: Steven M. Miller, Esquire Telecopy No.: (215) 569-5522

If to Borrower to:	Resorts International Hotel, Inc. 1113 Boardwalk Atlantic City, NJ 08401 Attention: Joseph D’Amato Chief Financial Officer Telecopy No.: (609) 340-6547

With copies to :	Graham Curtin Sheridan, P.A. 4 Headquarters Plaza P.O. Box 1991 Morristown, NJ 07962-1991 Attention: Peter Laughlin, Esquire Telecopy No.: (973) 292-1767

Resorts International Hotel and Casino, Inc. 1113 Boardwalk Atlantic City, NJ 08401 Attention: Nicholas R. Amato, General Counsel Telecopy No.: (609) 340-7892

                          b.          Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

                          c.          Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise)

as being genuine and authorized.

          9.9.          Headings:  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

          9.10.         Survival:  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note, regardless of any investigation made by Lender or on its behalf.  All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder.  Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 2.2, 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

          9.11.         Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.  Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other banking or licensed lending institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banking or licensed lending institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

          9.12.         Duplicate Originals:  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

          9.13.         Modification:  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

          9.14.         Signatories:  Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

          9.15.         Third Parties:  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

          9.16.         Discharge of Taxes, Borrower’s Obligations, Etc.:  Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or

Liens and maintaining proper reserves therefor in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender.  Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

          9.17.         Withholding and Other Tax Liabilities:  Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance.   Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose.  In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower.  In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

          9.18.         Consent to Jurisdiction:  Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of New Jersey or the United States District Court for the District of New Jersey in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.  Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

          9.19.         Waiver of Jury Trial:  BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

          9.20.         Consequential Damages:  Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

          9.21.         Gaming Regulatory Requirements:  Lender is exempt from the qualification requirements of the Casino Gaming Laws, but Lender is obligated upon request to produce for the Gaming Authority any document or information which bears any relation to this Agreement or

Borrower.  Also, Lender cannot transfer its interest in this Agreement without the prior approval of the Casino Control Commission (“Commission”).  Notwithstanding anything in this Agreement to the contrary, Borrower shall have the absolute right to redeem or otherwise repay the Revolving Credit Note and/or any outstanding Letters of Credit in the event Borrower is required to do so by the Commission.  Finally, if the Commission serves notice upon Borrower that it has made a finding that Lender is not qualified under the Casino Gaming Laws to continue as a lender to Borrower (the “Determination of Disqualification”), Borrower shall immediately repay the Loans and replace the Letters of Credit.  Commencing on the date the Commission serves notice upon Borrower of the Determination of Disqualification, it will be unlawful for Lender: (a) to receive any interest under this Agreement, including interest otherwise due in connection with the Revolving Credit Note and/or any outstanding Letters of Credit; (b) to exercise, directly or through any trustee or nominee, any right conferred by this Agreement; provided that Lender shall not be prohibited from requesting from the Commission such relief as Lender may deem necessary to protect its interests; or (c) to receive any remuneration in any form from Borrower for services rendered or otherwise.

          IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

RESORTS INTERNATIONAL HOTEL, INC.

By:	/s/ JOSEPH A. D’AMATO

Name:	Joseph A. D’Amato
Title:	Senior Vice President of Finance/CFO

COMMERCE BANK, N.A.

By:	/s/ PETER L. DAVIS

Name:	Peter L. Davis
Title:	Senior Vice President